Exhibit 99.1
FOR IMMEDIATE RELEASE
ASPEN INSURANCE HOLDINGS REPORTS
RESULTS FOR THIRD QUARTER AND NINE MONTHS OF 2008
▪	Third quarter 2008 net loss after tax of $116.7 million, compared with a net profit after tax of $117.2 million in Q3 2007.

▪	Q3 2008 operating loss per share of $1.02 versus an operating profit per share of $1.12 in Q3 2007.

▪	Combined ratio of 123.3% for Q3 2008 versus 84.5% in Q3 2007.

▪	Third quarter 2008 net investment income of $19.3 million, down 73.3% from Q3 2007.

▪	Other than temporary impairment charges of $44.5 million pre-tax for the quarter and nine months ended September 30, 2008.

▪	Book value per share on a diluted basis at the end of the quarter was $26.21 compared with $25.68 at September 30, 2007.

▪	Gross written premium for the quarter of $441.3 million was up 18.2% from $373.5 million in the third quarter of 2007 due mainly to the contribution from new underwriting teams.
HAMILTON, BERMUDA, October 29, 2008 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net loss after tax for the third quarter of 2008 of $116.7 million or an operating loss of $1.02 per share, compared to a net profit after tax of $117.2 million, or operating earnings of $1.12 per share for the same quarter last year. On a year-to-date basis, diluted operating earnings per share were $1.28 compared with $3.52 in 2007. Hurricanes Ike and Gustav accounted for $1.91 of the reduction in diluted earnings per share for the third quarter and $1.80 per share for the first nine months of 2008. The fund of hedge funds performance within the Company’s net investment income accounted for $0.52 of the reduction in diluted earnings per share for the quarter and $0.56 for the first nine months of 2008.
Book value per share on a diluted basis at the end of the third quarter was $26.21 compared with $25.68 at September 30, 2007. Diluted book value per share has decreased by $0.87 since December 31, 2007 and by $2.78 since the end of June 2008, mainly as a result of hurricane losses, impairment losses and increased unrealized losses in the investment portfolio.
Third Quarter Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q3 2008	Q3 2007	Change
Gross written premium	$441.3	$373.5	18.2%
Net earned premium	$434.2	$419.7	3.5%
Net investment income	$19.3	$72.4	(73.3)%
Net income/(loss) after tax	$(116.7)	$117.2	(199.6)%
Operating earnings/(loss) per share	$(1.02)	$1.12	(191.1)%
Annualized operating return on equity	(14.4)%	18.7%
Combined ratio	123.3%	84.5%
Diluted book value per share	$26.21	$25.68	2.1%

First Nine Months 2008 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2008	2007	Change
Gross written premium	$1,566.3	$1,513.5	3.5%
Net earned premium	$1,223.1	$1,309.9	(6.6)%
Net investment income	$128.9	$218.7	(41.1)%
Net income after tax	$91.4	$353.8	(74.2)%
Combined ratio	96.5%	84.1%
Annualized operating return on equity	6.4%	20.3%
Diluted operating earnings per share	$1.28	$3.52	(63.6)%

Chris O’Kane, Chief Executive Officer said, “Our third quarter earnings were impacted by the September hurricanes and investment losses resulting from the global financial crisis. Our estimated losses from Hurricanes Ike and Gustav are in line with our expectations for storms of this size and nature. The impairment charge to our investment portfolio was mainly due to write downs on our holdings of Lehman Brothers bonds and we also experienced negative performance in our funds of hedge funds investments. Our strong balance sheet leaves us well positioned to benefit from the improved pricing environment which we expect to result from the hurricanes and financial markets crisis. Our prudent risk management and disciplined underwriting approach will enable us to deploy our capital effectively against a backdrop of a radically changing economic landscape.”
Third Quarter 2008 Highlights
▪	The expense ratio for the quarter was 28.1%, down from 32.1% in the third quarter of 2007 due to a combination of an increase in earned premiums from new underwriting teams and a reduction in operating expenses.

▪	Cash flow from operations for the quarter was $122.6 million and $442.4 million for the first nine months of 2008.

▪	Reserve releases were $15.6 million for the third quarter and $95.6 million for the first nine months of 2008.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The property reinsurance segment recorded a combined ratio of 146.0% for the third quarter compared with 69.1% for the same period in 2007. Hurricanes Ike and Gustav accounted for 89 percentage points on the combined ratio for the quarter. On a year-to-date basis, as of September 30, 2008, Aspen’s combined ratio was 93.4% compared to 71.9% in the comparative period in 2007. Gross written premium of $152.8 million for the third quarter of 2008 increased by 9.5% when compared to the same period in 2007 mainly as a result of reinstatement premiums associated with Hurricanes Ike and Gustav. For the first nine months of 2008, gross written premium of $507.5 million decreased by 2.8% when compared to the same period in 2007.

Casualty Reinsurance
The combined ratio for the casualty reinsurance segment improved to 90.4% for the quarter from 101.7% in the third quarter of 2007. The improvement in the combined ratio is due largely to favorable development from prior years and prior period premium adjustments, particularly in our US Casualty line. On a year-to-date basis, as of September 30, 2008, the combined ratio improved to 92.2% from 94.0% in 2007. In the third quarter, gross written premium in this segment increased marginally, however in the nine months, gross written premiums decreased by 16% over the same period in 2007, reflecting the Company's response to the prevailing market conditions.
International Insurance
The international insurance segment reported a combined ratio for the third quarter of 119.4% compared with 81.0% for the same period in 2007. Losses associated with Hurricanes Ike and Gustav of $46.0 million, net of reinsurance recoveries and reinstatement premiums, accounted for 29 percentage points of the combined ratio for the quarter, arising mainly in our offshore energy account. The residual variance in the combined ratio is attributable mainly to the reduction in reserve releases from $24.1 million in the third quarter of 2007 to $1.9 million in the current quarter. On a year-to-date basis, the combined ratio for the segment was 97.9% compared to 84.0% for the same period in 2007. During the quarter gross written premium increased by 40.2% to $180.8 million, reflecting the incremental contributions from business lines such as financial institutions, professional liability and excess casualty insurance, which have been developed over the past year.
U.S. Insurance
The combined ratio for the U.S. insurance segment in the quarter was 172.1% with Hurricanes Ike and Gustav accounting for 63 percentage points of the increase compared with 97.3% for the same period in 2007. Losses of $15.0 million have been incurred in respect of Hurricanes Ike and Gustav. Excluding the impact of the hurricanes, the combined ratio for the first nine months of 2008 has reduced slightly compared to the same period in 2007. Nine-month gross written premium increased marginally to $101.2 million when compared to the same period last year.
Investment Performance
Net investment income for the quarter was $19.3 million compared with $72.4 million in the third quarter of 2007 due primarily to the performance from the funds of hedge funds. Funds of hedge funds have been materially impacted by the turmoil in the financial markets, with performance, measured by funds net asset value, down by 7.6% or $42.2 million in the quarter and by 8.6% or $48.3 million for the first nine months of 2008. In the prior year, funds of hedge funds returned 1.6% in the third quarter of 2007 and 7.1% for the first nine months. The book yield on the fixed income portfolio is 4.87% down from 5.08% in the third quarter of 2007.
Third quarter performance included a $44.5 million, pre tax, charge for other than temporary impairments in the investment portfolio, principally in connection with Aspen’s holdings in Lehman Brothers Holdings Inc. senior notes and subordinated debt. This charge represents approximately 0.8% of cash and invested assets at September 30, 2008. Unrealized losses at the end of September 2008 were $82.2 million compared with unrealized gains of $41.7 million at the end of 2007.
Aspen’s fixed income portfolio consists of high quality, diversified assets with 45.9% of the portfolio invested in U.S. and foreign government-backed securities. The fixed income portfolio has an average credit quality of AAA or equivalent, as rated by S&P, and an average duration of 3.5 years.
Outlook for 2008
The Company anticipates that total gross written premium will remain within original guidance of $1.8 billion +/- 5%. The combined ratio has been revised to a range of 92% - 96% as a result of the hurricane driven loss activity in the third quarter. Volatility in the financial markets is expected to continue throughout the remainder of the year and as a result guidance for investment income has been revised to a range of $160 million to $205 million, with fixed income and short-term investments expected to contribute $230 million to $245 million and funds of hedge funds expected to contribute losses of between $40 million and $70 million. The tax rate has been revised to a range of 14% to 17% as a result of the distribution of hurricane losses within the group. The assumed cat-load has also been revised to $235 million for the full year. Operating return on average equity is expected to be in the range of 8.0% to 11.0% for 2008 assuming normal loss experience for the remainder of the year.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, October 30, 2008 at 10:00 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS – October 30, 2008 at 10:00 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	65669655
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 10 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free) +1 (706) 645-9291 (International) www.aspen.bm
Replay ID:	65669655

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at September 30,	As at December 31,
(in US$ millions)	2008	2007
ASSETS
Total investments	5,150.1	5,227.3
Cash and cash equivalents	741.6	651.4
Reinsurance recoverables	319.0	381.7
Premium receivables	675.4	575.6
Other assets	418.0	365.3

Total assets	7,304.1	7,201.3

LIABILITIES
Losses and loss adjustment expenses	3,081.9	2,946.0
Unearned premiums	940.8	757.6
Other payables	394.3	430.6
Long-term debt	249.5	249.5

Total liabilities	4,666.5	4,383.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,637.6	2,817.6

Total liabilities and shareholders’ equity	7,304.1	7,201.3

Tangible book value per share	27.14	27.95
Diluted book value per share (treasury stock method)	26.21	27.08

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	September 30, 2008	September 30, 2007

UNDERWRITING REVENUES
Gross written premiums	441.3	373.5
Premiums ceded	(37.5)	(24.7)

Net written premiums	403.8	348.8
Change in unearned premiums	30.4	70.9

Net earned premiums	434.2	419.7

UNDERWRITING EXPENSES
Losses and loss expenses	413.4	219.9
Acquisition expenses	70.4	76.1
General and administrative expenses	51.6	58.6

Total underwriting expenses	535.4	354.6

Underwriting income	(101.2)	65.1

OTHER OPERATING REVENUE
Net investment income	19.3	72.4
Interest expense	(3.8)	(4.2)

Total other operating revenue	15.5	68.2

Other income (expense)	0.6	(2.7)

OPERATING INCOME BEFORE TAX	(85.1)	130.6
OTHER
Net realized exchange gains	(2.7)	9.2
Net realized investment losses	(46.8)	(1.9)

INCOME BEFORE TAX	(134.6)	137.9
Income tax expense	17.9	(20.7)

NET INCOME AFTER TAX	(116.7)	117.2
Dividends paid on ordinary shares	(12.2)	(13.3)
Dividend paid on preference shares	(6.9)	(6.9)

Retained income	(135.8)	97.0

Components of net income (after tax)
Operating income	(76.1)	109.2
Net realized exchange gains (after tax)	(2.7)	9.2
Net realized investment losses (after tax)	(37.9)	(1.2)

NET INCOME AFTER TAX	(116.7)	117.2

Loss ratio	95.2%	52.4%
Policy acquisition expense ratio	16.2%	18.1%
General and administrative expense ratio	11.9%	14.0%
Expense ratio	28.1%	32.1%
Combined ratio	123.3%	84.5%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September	September	September
(in US$ except for number of shares)	2008	30, 2007	30, 2008	30, 2007

Basic earnings (loss) per ordinary share
Net income (loss) adjusted for preference share dividend	$(1.52)	$1.24	$0.85	$3.77
Operating income (loss) adjusted for preference dividend	$(1.02)	$1.15	$1.32	$3.62
Diluted earnings (loss) per ordinary share
Net income (loss) adjusted for preference share dividend	$(1.52)	$1.21	$0.82	$3.67
Operating income (loss) adjusted for preference dividend	$(1.02)	$1.12	$1.28	$3.52

Weighted average number of ordinary shares outstanding (in millions)	81.376	88.712	83.459	88.250
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	81.376	91.082	86.114	90.758

Book value per ordinary share			$27.14	$26.46
Diluted book value (treasury stock method)			$26.21	$25.68

Ordinary shares outstanding at end of the period (in millions)			81.450	87.146
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			84.325	89.794
The basic and diluted number of ordinary shares for the three months ended September 30, 2008 are the same, as the inclusion of dilutive securities in a loss making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2007
Gross written premiums
Property Reinsurance	152.8	139.5
Casualty Reinsurance	79.7	77.5
International Insurance	180.8	129.0
U.S. Insurance	28.0	27.5

Total	441.3	373.5

Premiums ceded
Property Reinsurance	12.6	8.0
Casualty Reinsurance	(0.1)	0.4
International Insurance	18.6	10.9
U.S. Insurance	6.4	5.4

Total	37.5	24.7

Net written premiums
Property Reinsurance	140.2	131.5
Casualty Reinsurance	79.8	77.1
International Insurance	162.2	118.1
U.S. Insurance	21.6	22.1

Total	403.8	348.8

Net earned premiums
Property Reinsurance	138.8	125.3
Casualty Reinsurance	112.9	123.7
International Insurance	158.6	146.7
U.S. Insurance	23.9	24.0

Total	434.2	419.7

Underwriting profit/(loss)
Property Reinsurance	(63.9)	38.7
Casualty Reinsurance	10.8	(2.1)
International Insurance	(30.8)	27.8
U.S. Insurance	(17.3)	0.7

Total	(101.2)	65.1

Combined ratio
Property Reinsurance	146.0%	69.1%
Casualty Reinsurance	90.4%	101.7%
International Insurance	119.4%	81.0%
U.S. Insurance	172.1%	97.3%
Total	123.3%	84.5%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the three months ended September 30, 2008, Aspen reported gross written premiums of $441.3 million, a net loss after tax of $116.7 million and total assets of $7.3 billion. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call may contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing impact of the global financial crisis and credit crunch; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; in respect of hurricane loss estimates such as Hurricanes Gustav and Ike, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, any changes in Aspen’s reinsurers’ credit quality and changes in assumptions on flood damage exclusions as a result of prevailing lawsuits and case law; the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 29, 2008. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 or a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Accident Year Loss Ratios (a non-GAAP financial measure): Management also uses accident year loss ratios to evaluate current underwriting performance. The accident year loss ratio excludes the effect of prior years’ premium adjustments and reserve developments. This ratio focuses on the relationship between current premiums earned and losses incurred related to the current year. Please see pages 15 and 16 of Aspen’s financial supplement for a reconciliation of accident year loss ratios calculated in accordance with U.S. GAAP. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.